EXECUTION COPY





================================================================================




                          AGREEMENT AND PLAN OF MERGER




                                      among




                               MDI HOLDINGS, LLC,



                            MATRIX ACQUISITION CORP.



                                       AND



                             MACDERMID, INCORPORATED



                          Dated as of December 15, 2006




================================================================================

                                TABLE OF CONTENTS

                                                                         PAGES

ARTICLE I  THE MERGER........................................................2
   Section 1.1  The Merger...................................................2
   Section 1.2  Closing......................................................2
   Section 1.3  Effective Time...............................................2
   Section 1.4  Effects of the Merger........................................2
   Section 1.5  Certificate of Incorporation and By-laws of the
                 Surviving Corporation.......................................3
   Section 1.6  Directors....................................................3
   Section 1.7  Officers.....................................................3
ARTICLE II  CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES...................3
   Section 2.1  Effect on Capital Stock......................................3
   Section 2.2  Exchange of Certificates.....................................5
   Section 2.3  Effect of the Merger on Company Stock Options and
                 Company Restricted Shares....................................
   Section 2.4  Timing of Equity Rollover....................................8
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................8
   Section 3.1  Qualification, Organization, Subsidiaries, etc...............8
   Section 3.2  Capital Stock................................................9
   Section 3.3  Subsidiaries................................................10
   Section 3.4  Corporate Authority Relative to This Agreement; No
                 Violation..................................................10
   Section 3.5  Reports and Financial Statements............................11
   Section 3.6  Internal Controls and Procedures............................12
   Section 3.7  No Undisclosed Liabilities..................................13
   Section 3.8  Compliance with Law; Permits................................13
   Section 3.9  Environmental Laws and Regulations..........................14
   Section 3.10 Employee Benefit Plans......................................14
   Section 3.11 Interested Party Transactions...............................17
   Section 3.12 Absence of Certain Changes or Events........................17
   Section 3.13 Investigations; Litigation..................................18
   Section 3.14 Proxy Statement; Other Information..........................18
   Section 3.15 Tax Matters.................................................18
   Section 3.16 Labor Matters...............................................19
   Section 3.17 Intellectual Property.......................................20
   Section 3.18 Property....................................................20
   Section 3.19 Opinion of Financial Advisor................................21
   Section 3.20 Required Vote of the Company Stockholders...................21
   Section 3.21 Material Contracts..........................................21
   Section 3.22 Finders or Brokers..........................................22
   Section 3.23 State Takeover Statutes; Charter Provisions.................22

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.........23
   Section 4.1  Qualification; Organization.................................23
   Section 4.2  Corporate Authority Relative to This Agreement; No
                 Violation..................................................23
   Section 4.3  Proxy Statement; Other Information..........................24
   Section 4.4  Financing...................................................24
   Section 4.5  Ownership and Operations of Merger Sub......................25
   Section 4.6  Finders or Brokers..........................................25
   Section 4.7  Ownership of Shares.........................................25
   Section 4.8  Certain Arrangements........................................25
   Section 4.9  Investigations; Litigation..................................26
   Section 4.10 Limited Guarantees..........................................26
   Section 4.11 Solvency....................................................26
   Section 4.12 No Other Information........................................26
   Section 4.13 Access to Information; Disclaimer...........................27
ARTICLE V  COVENANTS AND AGREEMENTS.........................................27
   Section 5.1  Conduct of Business.........................................27
   Section 5.2  Investigation...............................................30
   Section 5.3  No Solicitation.............................................31
   Section 5.4  Filings; Other Actions......................................34
   Section 5.5  Employee Matters............................................35
   Section 5.6  Efforts.......................................................
   Section 5.7  Takeover Statute............................................39
   Section 5.8  Public Announcements........................................39
   Section 5.9  Indemnification and Insurance...............................39
   Section 5.10 Financing.....................................................
   Section 5.11 Stockholder Litigation......................................42
   Section 5.12 Notification of Certain Matters.............................42
   Section 5.13 Rule 16b-3..................................................43
   Section 5.14 Control of Operations.......................................43
   Section 5.15 Certain Transfer Taxes......................................43
   Section 5.16 Obligations of Merger Sub...................................43
ARTICLE VI  CONDITIONS TO THE MERGER........................................44
   Section 6.1  Conditions to Each Party's Obligation to Effect the
                 Merger.....................................................44
   Section 6.2  Conditions to Obligation of the Company to Effect
                 the Merger.................................................44
   Section 6.3  Conditions to Obligation of Parent and Merger Sub to
                 Effect the Merger..........................................45
ARTICLE VII  TERMINATION....................................................45
   Section 7.1  Termination or Abandonment..................................45
   Section 7.2  Termination Fees............................................47
ARTICLE VIII  MISCELLANEOUS.................................................50
   Section 8.1  No Survival of Representations and Warranties...............50
   Section 8.2  Expenses....................................................50
   Section 8.3  Counterparts; Effectiveness.................................50
   Section 8.4  Governing Law...............................................50
   Section 8.5  Jurisdiction; Enforcement...................................50

   Section 8.6  WAIVER OF JURY TRIAL........................................51
   Section 8.7  Notices.....................................................51
   Section 8.8  Assignment; Binding Effect..................................52
   Section 8.9  Severability................................................53
   Section 8.10 Entire Agreement; No Third-Party Beneficiaries..............53
   Section 8.11 Amendments; Waivers.........................................53
   Section 8.12 Headings....................................................53
   Section 8.13 Interpretation..............................................53
   Section 8.14 No Recourse.................................................54
   Section 8.15 Determinations by the Company...............................54
   Section 8.16 Certain Definitions.........................................54

          AGREEMENT AND PLAN OF MERGER, dated as of December 15, 2006 (this "AGREEMENT"), among MDI HOLDINGS, LLC, a Delaware limited liability company ("PARENT"), MATRIX ACQUISITION CORP., a Connecticut corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and MACDERMID, INCORPORATED, a Connecticut corporation (the "COMPANY").

                             W I T N E S S E T H :
                             - - - - - - - - - -

          WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth in this Agreement (the "MERGER");

          WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has unanimously (with two directors abstaining) (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

          WHEREAS, the Board of Directors of Merger Sub and the Members of Parent have each unanimously approved this Agreement and declared it advisable for Merger Sub and Parent, respectively, to enter into this Agreement;

          WHEREAS, certain existing stockholders of the Company desire to contribute Shares (as hereinafter defined) to Parent or one or more of its Subsidiaries immediately prior to the Effective Time in exchange for shares of Parent capital stock immediately prior to the merger;

          WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent and Merger Sub's willingness to enter into this Agreement, Parent, Merger Sub and a stockholder of the Company are entering into a voting agreement, of even date herewith (the "VOTING AGREEMENT") pursuant to which such stockholder has agreed, subject to the terms thereof, to vote its Shares (as defined below) in favor of adoption of this Agreement;

          WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, each of Court Square Capital Partners, L.P. and Weston Presidio V, L.P. (together, the "GUARANTORS") have provided a limited guarantee (together, the "LIMITED GUARANTEES") in favor of the Company, in the form set forth on
Section 4.10 of the Parent Disclosure Letter, with respect to the performance by Parent and Merger Sub, respectively, of their obligations under this Agreement; and

          WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein.

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

          Section 1.1 THE MERGER. At the Effective Time (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Connecticut Business Corporation Act (the "CBCA"), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the "SURVIVING CORPORATION") and a wholly owned subsidiary of Parent.

          Section 1.2 CLOSING. The closing of the Merger (the "CLOSING") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., local time, on a date to be specified by the parties (the "CLOSING DATE") which shall be no later than the later of
(i) the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law (as hereinafter defined)) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (ii) the date of completion of the Marketing Period (or, if Parent so notifies the Company, a date during the Marketing Period not less than three Business Days following such notice to the Company), or at such other place, date and time as the Company and Parent may agree in writing. For purposes of this Agreement, "MARKETING PERIOD" shall mean the first period of 20 consecutive Business Days after the date hereof throughout which (A) Parent shall have the Required Financial Information (as defined in Section 5.10) that the Company is required to provide to Parent pursuant to Section 5.10, (B) the conditions set forth in Section 6.1 and Section 6.3 (other than 6.3(c)) shall be satisfied, and (C) the applicable auditors shall not have withdrawn their audit opinions for any applicable Required Financial Information; PROVIDED that such 20 Business Day period shall commence no earlier than three Business Days after the condition set forth in Section 6.1(a) has been satisfied.

          Section 1.3 EFFECTIVE TIME. On the Closing Date, the Company shall cause the Merger to be consummated by executing, delivering and filing a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Connecticut in accordance with Sections 33-603 and 33-819(b) of the CBCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Connecticut, or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the CBCA (such time as the Merger becomes effective is referred to herein as the "EFFECTIVE TIME").

          Section 1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the CBCA.

          Section 1.5 CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION.

          (a) The certificate of incorporation of the Company (the "COMPANY CERTIFICATE") shall be amended in its entirety to be the same as set forth in
Exhibit 1.5(a) and, as so amended, shall be the certificate of incorporation of the Surviving Corporation following the Merger until thereafter amended in accordance with its terms, in each case consistent with the obligations set forth in Section 5.9, and the CBCA.

          (b) The by-laws of Merger Sub, as in effect at the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

          Section 1.6 DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

          Section 1.7 OFFICERS. The officers of the Company immediately prior to the Closing Date shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

                                   ARTICLE II

                 CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

          Section 2.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

          (a) CONVERSION OF COMPANY COMMON STOCK. Subject to Section 2.1(b), 2.1(d) and 2.1(e), each issued and outstanding share of common stock, without par value, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, "COMPANY COMMON STOCK", and each, a "SHARE"), other than (i) any Shares held by any direct or indirect wholly owned subsidiary of the Company, which Shares shall remain outstanding except that the number of such Shares shall be appropriately adjusted in the Merger (the "REMAINING SHARES"), (ii) any Cancelled Shares (as defined, and to the extent provided in
Section 2.1(b)) and (iii) any Dissenting Shares (as defined, and to the extent provided in Section 2.1(e)) shall thereupon be converted automatically into and shall thereafter represent the right to receive $35.00 in cash, without interest (the "MERGER CONSIDERATION"). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

          (b) PARENT AND MERGER SUB-OWNED SHARES. Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time, if any, or held by the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the "CANCELLED SHARES") shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

          (c) CONVERSION OF MERGER SUB COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation and shall with the Remaining Shares constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

          (d) ADJUSTMENTS. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for shares of capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change; PROVIDED that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

          (e) APPRAISAL RIGHTS. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the applicable provisions of Section 33-861 of the CBCA (the "DISSENTING STOCKHOLDERS"), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the "DISSENTING SHARES," and together with the Cancelled Shares, the "EXCLUDED SHARES"), but instead such holder shall be entitled to payment of the appraised value of such shares in accordance with the applicable provisions of the CBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the appraised value of such Dissenting Shares in accordance with the applicable provisions of the CBCA), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the CBCA. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1(a), without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the CBCA and received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for appraisal under the CBCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

          Section 2.2 EXCHANGE OF CERTIFICATES.

          (a) PAYING AGENT. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent and approved by the Company in writing (such approval not to be unreasonably withheld) to act as a paying agent hereunder (the "PAYING AGENT"), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Remaining Shares) pursuant to the provisions of this Article II (such cash being hereinafter referred to as the "EXCHANGE FUND").

          (b) PAYMENT PROCEDURES.

               (i) As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Effective Time, the Paying Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented Shares ("CERTIFICATES") shall pass, only upon delivery of Certificates to the Paying Agent (and shall be in such form and have such other provisions as Parent and the Company may reasonably determine prior to the Effective Time) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry ("BOOK-ENTRY SHARES") in exchange for the Merger Consideration.

               (ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount (after giving effect to any required tax withholdings) equal to the product of
(x) the number of Shares represented by such holder's properly surrendered Certificates (or effective affidavits of loss in lieu thereof) and Book-Entry Shares multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer or stock records of the Company, a check for any cash to be paid upon due surrender of the Certificate formerly representing such Shares may be paid to such a transferee if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other Taxes (as hereinafter defined) have been paid or are not applicable.

               (iii) The Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of U.S. state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity (as hereinafter defined), such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding were made.

          (c) CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to and subject to the requirements of this Article II.

          (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for six months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

          (e) NO LIABILITY. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (f) INVESTMENT OF EXCHANGE FUND. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; PROVIDED, HOWEVER, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation on the earlier of six months after the Effective Time or full payment of the Exchange Fund.

          (g) LOST CERTIFICATES. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of an indemnity agreement or, at the election of Parent or the Paying Agent, a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

          Section 2.3 EFFECT OF THE MERGER ON COMPANY STOCK OPTIONS AND COMPANY RESTRICTED SHARES.

          (a) Except as otherwise agreed in writing by Parent and the applicable holder thereof, each outstanding option to acquire shares of Company Common Stock (each, a "COMPANY STOCK OPTION"), whether or not then vested or exercisable, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time (i) become fully vested, (ii) unvested Company Stock Options as of immediately prior to the Effective Time that are subject to a performance multiplier shall be deemed to have achieved the performance multiplier at the maximum level and have the exercise price previously established in 2006 by the Company's Board of Directors (other than for unvested Company Stock Options granted in 2003, 2004 or 2005, which shall have an exercise price reflected on the list of Company Stock Options included in
Section 3.2(b) of the Company Disclosure Letter, which exercise price is based on the specialty chemical index on October 30, 2006)) and (iii) be converted into the right to receive a payment in cash, payable in U.S. dollars and without interest, equal to the product of (x) the excess, if any, of (I) the Merger Consideration over (II) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (y) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised, whether or not then vested or exercisable. The Surviving Corporation shall pay the holders of Company Stock Options the cash payments described in this Section 2.3(a) on or as soon as reasonably practicable after the Closing Date, but in any event within three (3) Business Days following the Closing Date.

          (b) Except as otherwise agreed in writing by Parent and the applicable holder thereof, immediately prior to the Effective Time, each award of restricted Company Common Stock (the "COMPANY RESTRICTED SHARES") shall vest in full and be converted into the right to receive the Merger Consideration as provided in Section 2.1(a).

          (c) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.3 to any holder of Company Stock Options or Company Restricted Shares such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of U.S. state, local or foreign tax Law, and the Surviving Corporation shall make any required filings with and payments to tax authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Surviving

Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options or Company Restricted Shares in respect of which such deduction and withholding was made by the Surviving Corporation.

          (d) The Compensation Committee of the Board of Directors of the Company shall make such adjustments and determinations with respect to Company Stock Options and Company Restricted Shares to implement the foregoing provisions of this Section 2.3.

          Section 2.4 TIMING OF EQUITY ROLLOVER. For the avoidance of doubt, the parties acknowledge and agree that the contribution of Shares to Parent or one of its Subsidiaries pursuant to the Rollover Commitments (and any subsequent contribution of such Shares prior to the Effective Time by Parent to one or more of its Subsidiaries) shall be deemed to occur immediately prior to the Effective Time and prior to any other above-described event.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except (i) as disclosed in the Company SEC Documents filed on or after December 31, 2005 and prior to the date of this Agreement or (ii) as disclosed in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement by reference to the appropriate Section of this Agreement (the "COMPANY DISCLOSURE LETTER", it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

          Section 3.1 QUALIFICATION, ORGANIZATION, SUBSIDIARIES, ETC.

          (a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted in all material respects.

          (b) Each of the Company and its Subsidiaries is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The organizational or governing documents of the Company and each of its Subsidiaries are in full force and effect. Neither the Company nor any Subsidiary is in violation of its organizational or governing documents.

          (c) As used in this Agreement, any reference to any fact, circumstance, event, change, effect or occurrence having a "COMPANY MATERIAL ADVERSE EFFECT" means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, (1) has or would be reasonably likely to have a material adverse effect on the assets, business, results of operation or financial condition of the Company and its Subsidiaries taken as a whole, or (2) that would be reasonably likely to prevent or materially delay or materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby, but, in the case of the foregoing clause (1), shall not include facts, circumstances, events, changes, effects or occurrences (i) generally affecting the industries in which the Company conducts its business, or the economy or the financial or securities markets, in the United States or elsewhere in the world, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments, or other force majeure events, except to the extent such changes or developments have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company conducts its businesses; (ii) resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or weather or climatic conditions, except to the extent such changes or developments (A) have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company conducts its businesses or (B) directly affect the physical properties of the Company and its Subsidiaries; (iii) reflecting or resulting from changes in Law or GAAP (or the interpretation thereof); or (v) resulting from actions or omissions of the Company or any of its Subsidiaries which Parent has requested, to which Parent has expressly consented or that are required by the terms of this Agreement, or arising after the date of this Agreement and directly resulting from the announcement of the Merger(including the loss or departure of employees or adverse developments in relationships with customers, suppliers, distributors or other business partners).

          Section 3.2 CAPITAL STOCK.

          (a) The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, without par value ("COMPANY PREFERRED STOCK"). As of December 1, 2006, (i) 47,398,488 shares of Company Common Stock were issued and outstanding, including 16,595,732 shares of Company Common Stock held in treasury, (ii) 5,818,818 shares of Company Common Stock were reserved for issuance pursuant to the outstanding Company Stock Options, and (iii) no shares of Company Preferred Stock were issued or outstanding. No shares of Company Common Stock are held by any Subsidiary of the Company. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (ii) of the foregoing sentence, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights and issued in compliance with all applicable securities Laws.

          (b) Except as set forth in subsection (a) above, as of the date hereof, (i) the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after December 1, 2006 upon exercise of Company Stock Options outstanding as of such date and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary. Set forth in Section 3.2(b) of the Company Disclosure Letter is a true, correct and complete list of each of the Company Stock Plans and each Company Stock Option (such list to include the name of the Company Stock Plan under which such options were issued, the holders thereof, the number of shares subject thereto, the exercise prices thereof immediately prior to the date of this Agreement and without giving effect to the adjustments contemplated by Section 2.3(a) of this Agreement and the dates of any scheduled time-vesting thereof).

          (c) Except for the awards to acquire shares of Company Common Stock under the Company Stock Plans, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

          (d) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

          (e) No holder of securities in the Company or any of its Subsidiaries has any right to have such securities or the offering or sale thereof registered under or pursuant to any securities Laws by the Company or any of its Subsidiaries.

          Section 3.3 SUBSIDIARIES. Section 3.3 of the Company Disclosure Letter sets forth a complete and correct list of each subsidiary of the Company (each, a "SUBSIDIARY") . Section 3.3 of the Company Disclosure Letter also sets forth the jurisdiction of organization of each Subsidiary. All equity interests (including partnership interests and limited liability company interests) of the Company's Subsidiaries held by the Company or by any other Subsidiary have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests owned by the Company or its Subsidiaries are free and clear of any Liens, other than restrictions imposed by applicable Law. Except for its interests in its Subsidiaries, the Company does not own directly or indirectly any capital stock or other equity interests in any corporation, partnership, joint venture, association or other entity.

          Section 3.4 CORPORATE AUTHORITY RELATIVE TO THIS AGREEMENT; NO VIOLATION.

          (a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval (as hereinafter defined), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, and, except for (i) the Company Stockholder Approval and
(ii) the filing of the Certificate of Merger with the Secretary of State of the State of

Connecticut, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. As of the date hereof, each of the Board of Directors of the Company (with 2 directors abstaining) and the Special Committee of the Board of Directors has unanimously resolved to recommend that the Company's stockholders approve this Agreement and the transactions contemplated hereby (including the Special Committee's recommendation, the "RECOMMENDATION"). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing.

          (b) Other than in connection with or in compliance with (i) the CBCA,
(ii) the Securities Exchange Act of 1934 (the "EXCHANGE Act"), (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"), (iv) Council Regulation (EC) 139/2004 of the European Community, as amended (the "ECMR") and any other antitrust, competition or similar laws of any foreign jurisdiction and (v) the approvals set forth on Section 3.4(b) of the Company Disclosure Letter (collectively, the "COMPANY APPROVALS"), no authorization, consent or approval of, or filing with, any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a "GOVERNMENTAL ENTITY") is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated hereby, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not have, individually or in the aggregate, a Company Material Adverse Effect.

          (c) The execution, delivery and performance by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by the Company will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, Company Permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a "LIEN") upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate or articles of incorporation or by-laws or other equivalent organizational document of the Company or any of its Subsidiaries or (iii) assuming that the consents and approvals referred to in Section 3.4(b) are duly obtained, conflict with or violate any applicable Laws or orders applicable to the Company or any of its Subsidiaries, other than, in the case of clause (i), as would not have, individually or in the aggregate, a Company Material Adverse Effect.

          Section 3.5 REPORTS AND FINANCIAL STATEMENTS.

          (a) The Company and its Subsidiaries have filed all forms, documents, statements and reports required to be filed prior to the date hereof by them with the Securities and Exchange Commission (the "SEC") since January 1, 2004 (the forms, documents, statements and reports filed with the SEC since January 1, 2004 and those filed with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the "COMPANY SEC DOCUMENTS"). As of their respective dates, or, if amended, as of the date of the last such amendment prior to the date hereof, the Company SEC Documents complied, and each of the Company SEC Documents filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. None of the Company SEC Documents so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (b) The financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the Company SEC Documents (i) fairly present in all material respects the financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements or foreign Subsidiaries, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (ii) have complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

          Section 3.6 INTERNAL CONTROLS AND PROCEDURES. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it or they file under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the "SARBANES-OXLEY ACT"). The management of the Company has completed its assessment of the effectiveness of the Company's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2005, and such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluation, to the Company's outside auditors and the audit committee of the board of directors of the Company, (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

          Section 3.7 NO UNDISCLOSED LIABILITIES. Except (i) as reflected or reserved against in the Company's consolidated balance sheets (or the notes thereto) included in the Company SEC Documents filed prior to the date hereof,
(ii) for transactions contemplated by this Agreement or the financing of such transactions and (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2005, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, that would, individually or in the aggregate, have a Company Material Adverse Effect.

          Section 3.8 COMPLIANCE WITH LAW; PERMITS.

          (a) The Company and each of its Subsidiaries is, and since the later of December 31, 2004 and its respective date of formation or organization has been, in compliance with and is not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law, (collectively, "LAWS" and each, a "LAW"), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect.

          (b) The Company and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "COMPANY PERMITS"), except where the failure to have any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where such suspension or cancellation would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries are not, and since December 31, 2004 have not been, in violation or breach of, or default under, any Company Permit, except where such violation, breach or default would not, individually or in the aggregate, have a Company Material Adverse Effect. As of the date of this Agreement, to the Knowledge of the Company, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any Company Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

          Section 3.9 ENVIRONMENTAL LAWS AND REGULATIONS.

          (a) Except as disclosed in the Company SEC Documents filed prior to the date hereof and except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws (as hereinafter defined), (ii) there has been no Release of any Hazardous Substance by the Company or any of its Subsidiaries in any manner that could reasonably be expected to give rise to any remedial obligation or corrective action requirement under applicable Environmental Laws, (iii) neither the Company nor any of its Subsidiaries has received in writing any notices, demand letters or requests for information from any federal, state, local or foreign or provincial Governmental Entity or any other person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law except for any notices, demand letters or requests for information that have been resolved, (iv) no Hazardous Substance has been Released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties while owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries and (v) neither the Company, its Subsidiaries, to the Company's Knowledge, its Company Joint Ventures nor any of their respective current or former properties are, or, to the Knowledge of the Company, threatened to become, subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

          (b) As used herein, "ENVIRONMENTAL LAW" means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

          (c) As used herein, "HAZARDOUS SUBSTANCE" means any substance listed, defined, designated, classified or regulated as hazardous, toxic, radioactive or dangerous under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law as a toxic waste, pollutant, contaminant, hazardous substance or material, toxic substance, hazardous waste, special waste or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls. As used herein, "RELEASE" when used as a verb, means release, spill, leak, emit, deposit, discharge, leach, migrate or dispose of Hazardous Substances into the environment or in any building or structure, or any location that poses a threat thereof and, when used as a noun, has a corresponding meaning.

          Section 3.10 EMPLOYEE BENEFIT PLANS.

          (a) Section 3.10(a)(i) of the Company Disclosure Letter lists all Company Benefit Plans with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any material liabilities. "COMPANY BENEFIT PLANS" means all compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not "employee benefit plans" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of employees, directors or consultants employed or formerly employed by, or providing services to, the Company or its Subsidiaries in the United States and all employment agreements providing compensation, vacation, severance or other benefits to any employee or consultant employed or formerly employed by, or providing services to, the Company or its Subsidiaries in the United States. For purposes of this Agreement, the term "COMPANY FOREIGN PLAN" shall refer to each material plan, program or contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Company Benefit Plan had it been a United States plan, program or contract.
Section 3.10(a)(ii) of the Company Disclosure Letter lists all Company Foreign Plans with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any material liabilities. The Company shall use its reasonable best efforts to make available to Parent within thirty (30) days following the date of this Agreement copies of the Company Foreign Plans. Except as would not, individually or in the aggregate, have a Material Adverse Effect, there does not now exist, and there are no existing circumstances that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Closing. "CONTROLLED GROUP LIABILITY" means any and all liabilities (i) under Title IV of ERISA (as defined in Section 4.15(a)(ii)), (ii) under Section 302 of ERISA,
(iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 ET SEQ. of ERISA and
Section 4980B of the Code or the group health plan requirements of Sections 601 ET SEQ. of the Code and Section 601 ET SEQ. of ERISA and (v) under corresponding or similar provisions of foreign laws or regulations, other than liabilities that arise solely out of, or relate solely to, the Company Benefit Plans or the Company Foreign Plans.

          (b) The Company has made available to Parent correct and complete copies of (i) all plan documents related to the Company Benefit Plans, (ii) all trust agreements or other funding media related to the Company Benefit Plans,
(iii) the three most recent annual reports, including audited financial statements, for all Company Benefit Plans required to file such reports, (iv) to the extent applicable, the most recent actuarial valuation performed with respect to each Company Benefit Plan and (v) if any Company Benefit Plan is intended to be "qualified" under Section 401 of the Code, the most recent determination letter issued by the Internal Revenue Service with respect to that Plan.

          (c) Except for such claims which would not have, individually or in the aggregate, a Company Material Adverse Effect, no action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan (other than a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) (a "MULTIEMPLOYER PLAN")) by any current or former employee, officer or director of the Company or any of its Subsidiaries.

          (d) Each Company Benefit Plan (other than a Multiemployer Plan) has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance which would not have, individually or in the aggregate, a Company Material Adverse Effect. Any Company Benefit Plan (other than a Multiemployer Plan) intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the United States Internal Revenue Service that has not been revoked and to the Knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the Internal Revenue Service that would reasonably be expected to affect adversely the qualified status of any such Company Benefit Plan. Neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides medical benefits to any employee or former employee following his retirement, except as required by applicable Law or as provided in individual agreements upon a severance event.

          (e) With respect to each Company Benefit Plan (other than a Multiemployer Plan) that is subject to Title IV or Section 302 of ERISA or
Section 412 or 4971 of the Code, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, (ii) all premiums to the Pension Benefit Guaranty Corporation (the "PBGC") have been timely paid in full, (iii) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan, (iv) there has been no "reportable event" as defined in Section 4043 of ERISA for which the 30-day notice requirement has not been waived, (v) except as disclosed in Section 3.10(e) of the Company Disclosure Letter the fair market value of the assets of each such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Benefit Plan's actuary with respect to such Company Benefit Plan, are at least equal to the actuarial present value of all benefits accrued under such Company Benefit Plan, and (vi) other than the payment of premiums described above in this Section 3.10(e) no liability to the PBGC with respect to any such Company Benefit Plan has been incurred or is reasonably likely to be incurred by reason of the transactions contemplated by this Agreement.

          (f) All contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements included in the Company SEC Documents.

          (g) Neither the Company nor its Subsidiaries has, at any time for which any relevant statute of limitations remains open, contributed to or been required to contribute to any Multiemployer Plan other than as listed in Section 3.10(g) of the Company Disclosure Letter. Neither the Company nor any Subsidiary has incurred any material liability to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan (as those terms are defined in part I of Subtitle E of Title IV of ERISA) nor has the Company or any Subsidiary received any written notice that any such Multiemployer Plan is in reorganization, has been terminated, is insolvent or may reasonably be expected to be in reorganization, terminated or insolvent.

          (h) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, retention bonuses, non-competition payments, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement,
(iii) result in any forgiveness of indebtedness or obligation to fund benefits with respect to any such employee, director or officer, (iv) result in any payment that would reasonably be expected to constitute an "excess parachute payment" as defined in Section 280G (b)(i) of the Code or (v) entitle any current or former officer or employee of the Company to any gross up payment with respect to any excise tax imposed under Section 4999 of the Code.

          (i) All Company Foreign Plans (i) have been maintained in all material respects in accordance with all applicable requirements, (ii) if they are intended to qualify for special Tax treatment meet all material requirements for such treatment, and (iii) if they are required to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable Law.

          Section 3.11 INTERESTED PARTY TRANSACTIONS. Except for employment Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed prior to the date hereof, this Agreement and the Limited Guarantees, or Company Benefit Plans, Section 3.11 of the Company Disclosure Letter sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement under which the Company has any existing or future liabilities that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present officer or director of either the Company or any of its Subsidiaries or any person that has served as such an officer or director within the past two years or any of such officer's or director's immediate family members, (B) record or beneficial owner of more than 5% of the Shares as of the date hereof, or (C) to the Knowledge of the Company, any Affiliate of any such officer, director or owner (other than the Company or any of its Subsidiaries) (each, an "AFFILIATE TRANSACTION"). The Company has provided to Parent correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available as of the date hereof providing for each Affiliate Transaction.

          Section 3.12 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2005, except as otherwise required or contemplated by this Agreement, (a) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice, (b) prior to the date hereof, no event has occurred and no action has been taken that would be prohibited by the terms of Section 5.1(b) hereof if such section had been in effect as of and at all times since December 31, 2005 except for such events or actions that would not have, individually or in the aggregate, a Company Material Adverse Effect and (c) there have not been any facts, circumstances, events, changes, effects or occurrences that have had or would have, individually or in the aggregate, a Company Material Adverse Effect.

          Section 3.13 INVESTIGATIONS; LITIGATION. There are no (i) investigations or proceedings pending (or, to the Knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries or (ii) actions, suits or proceedings pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties, at Law or in equity before, and there are no orders, judgments or decrees of, any Governmental Entity against the Company or any of its Subsidiaries, in each case of clause (i) or
(ii), which have had or would have, individually or in the aggregate, a Company Material Adverse Effect.

          Section 3.14 PROXY STATEMENT; OTHER INFORMATION. The information included or incorporated by reference to the Proxy Statement (as hereinafter defined) will not at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Company Meeting, and at the time of any amendments thereof or supplements thereto, and the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Schedule 13E-3 (as hereinafter defined) to be filed with the SEC concurrently with the filing of the Proxy Statement, will not, at the time of its filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; PROVIDED that no representation is made by the Company with respect to information supplied by Parent or any Affiliate of Parent. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the Exchange Act, except that no representation is made by the Company with respect to information supplied by Parent or any Affiliate of Parent. The letter to stockholders, notice of meeting, proxy statement and forms of proxy to be distributed to stockholders in connection with the Merger to be filed with the SEC in connection with seeking the adoption and approval of this Agreement are collectively referred to herein as the "PROXY STATEMENT." The Rule 13E-3 Transaction Statement on Schedule 13E-3 to be filed with the SEC in connection with seeking the adoption and approval of this Agreement is referred to herein as the "SCHEDULE 13E-3."

          Section 3.15 TAX MATTERS.

          (a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them (whether or not shown on any Tax Return), except with respect to matters contested in good faith and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP, (iii) the U.S. consolidated federal income Tax Returns of the Company through the Tax year ending 2002 have been examined or are currently being examined by the Internal Revenue Service (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired), (iv) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (v) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, (vi) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable or Liens for Taxes that are being contested in good faith and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP, (vii) none of the Company or any of its Subsidiaries has been a "controlled corporation" or a "distributing corporation" in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) (A) occurring during the two-year period ending on the date hereof, or (B) that otherwise constitutes part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the Merger, (viii) the Company and each of its Subsidiaries has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party and is in compliance with all applicable rules and regulations regarding the solicitation, collection and maintenance of any forms, certifications and other information required in connection therewith,
(ix) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is the Company) or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law), by contract, agreement or otherwise, (x) no waivers or extensions of any statute of limitations have been granted or requested with respect to any Taxes of the Company or any of its Subsidiaries, and (xi) no Taxing authority with respect to which the Company and its Subsidiaries do not file Tax Returns has delivered written notice to the Company or any of its Subsidiaries that the they are or may be subject to Taxes by that Taxing authority.

          (b) As used in this Agreement, (i) "TAX" or "TAXES" means (A) any and all federal, state, local or foreign or provincial taxes, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto, and (B) any liability in respect of any items described in clause (A) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision of Law) or otherwise, and (ii) "TAX RETURN" means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

          Section 3.16 LABOR MATTERS. Except for such matters which would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice during the past two years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation Laws to conduct an investigation of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress. Except as set forth in Section 3.16 of the Company Disclosure Letter, none of the Company or any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Except for such matters which would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no (and have not been during the two year period preceding the date hereof) strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, there is no (and has not been during the two year period preceding the date hereof) union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iii) there is no (and has not been during the two year period preceding the date hereof) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and (iv) there is no (and has not been during the two year period preceding the date hereof) slowdown, or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to employees. Except for such non-compliance which would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees and/or independent contractors).

          Section 3.17 INTELLECTUAL PROPERTY. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use, all trademarks, trade names, service marks, service names, logos, assumed names, copyrights (including copyrights in computer software), patents, inventions, trade secrets, proprietary processes, methodologies and know-how, and any registrations and applications for registration of any of the foregoing used in their respective businesses as currently conducted (collectively, the "INTELLECTUAL PROPERTY"). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect,
(i) there are no pending or, to the Knowledge of the Company, threatened claims by any person alleging that the conduct of the business of the Company or any of its Subsidiaries infringes, misappropriates or dilutes the intellectual property rights of any third party, (ii) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any intellectual property rights of any person, (iii) neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of the Company or any of its Subsidiaries and (iv) to the Knowledge of the Company, no person is infringing any Intellectual Property of the Company or any of its Subsidiaries. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all trademark registrations and applications for trademark registration, patents and patent applications, copyright registrations and applications for copyright registration held in the name of the Company or any of its Subsidiaries are subsisting and in good standing, and, to the Knowledge of the Company, with respect to issued patents, trademark and copyright registrations held in the name of the Company or any of its Subsidiaries, valid and enforceable.

          Section 3.18 PROPERTY. Section 3.18 of the Company Disclosure Letter contains a complete and accurate listing of all material real property owned or leased by the Company and its Subsidiaries. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good and indefeasible title to all of its owned real property and good title to all its personal property and has valid leasehold interests in all of its leased properties, sufficient to conduct their respective businesses as currently conducted, free and clear of all Liens (except in all cases for Liens permissible under all applicable loan agreements and indentures and for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used), assuming the timely discharge of all obligations owing under or related to the owned real property, the personal property and the leased property. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all leases under which the Company or any of its Subsidiaries lease any real or personal property are valid and effective against the Company or any of its Subsidiaries and, to the Company's Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing default by the Company or any of its Subsidiaries or, to the Company's Knowledge, the counterparties thereto, or, to the Company's Knowledge, event which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries or, to the Company's Knowledge, the counterparties thereto.

          Section 3.19 OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company and the Special Committee have received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated as of the date hereof, to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of the Company Common Stock (other than those holders that are parties to a Rollover Commitment, Parent and Merger Sub) from a financial point of view. The Company has provided to Parent a correct and complete copy of such opinion or, if such opinion has not been delivered to the Special Committee or the Company in written form as of the execution of this Agreement, then the Special Committee or the Company shall make a correct and complete copy of any such opinion received by it available to Parent or any of its Affiliates promptly following its delivery to the Special Committee or the Company in written form.

          Section 3.20 REQUIRED VOTE OF THE COMPANY STOCKHOLDERS. The only vote of holders of securities of the Company which is required to approve this Agreement, the Merger and the other transactions contemplated hereby (the "COMPANY STOCKHOLDER APPROVAL") is the affirmative vote of the holders of outstanding shares of Company Common Stock, voting together as a single class, representing at least a majority of all the votes then entitled to vote at a meeting of stockholders.

          Section 3.21 MATERIAL CONTRACTS.

          (a) Except for this Agreement, the Company Benefit Plans or as filed with the SEC prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any Contract (whether written or oral) (i) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to the Company; (ii) which constitutes a contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $5,000,000;
(iii) which contains any provision
that prior to or following the Effective Time would by its terms restrict or alter the conduct of business of, or purport to restrict or alter the conduct of business of, the Company, any of its Subsidiaries, Parent or, to the Company's Knowledge, any Affiliate of the Parent; and (iv) which by its terms calls for aggregate payments by the Company or any of its Subsidiaries of more than $5,000,000 over the remaining term of such Contract, except for any such Contract that may be canceled, without any material penalty or other liability to the Company or any of its Subsidiaries, upon notice of 90 days or less (all contracts of the type described in this Section 3.21(a), whether or not set forth in the Company Disclosure Letter or the Company SEC Documents, being referred to herein as "COMPANY MATERIAL CONTRACTS"). Neither the Company nor any of its Subsidiaries is a party to any Contract (other than any Contracts to which Parent or any Affiliate of Parent is a party) that purports to be binding on, or imputes any obligations on, Parent or, to the Company's Knowledge, any Affiliate of Parent other than (i) the Company or its Subsidiaries or (ii) any employee, officer or director of the Company or any of its Subsidiaries (in such capacity).

          (b) (i) Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and in full force and effect, except where the failure to be valid, binding and in full force and effect, either individually or in the aggregate, would not have a Company Material Adverse Effect, (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Material Contract, except where such noncompliance, either individually or in the aggregate, would not have a Company Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries has received written notice of, or otherwise has Knowledge of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Material Contract, except where such default, either individually or in the aggregate, would not have a Company Material Adverse Effect.

          Section 3.22 FINDERS OR BROKERS. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, neither the Company nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby. The Company has provided to Parent a correct and complete copy of all agreements between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated under which Merrill Lynch, Pierce, Fenner & Smith Incorporated would be entitled to any payment relating to the transactions contemplated by this Agreement.

          Section 3.23 STATE TAKEOVER STATUTES; CHARTER PROVISIONS. The Board of Directors of the Company has approved this Agreement, the Merger and the other transactions contemplated hereby as required to render inapplicable to such agreements and transactions Article Seventh of the Company's Restated Certificate of Incorporation and Sections 33-840 ET. SEQ. of the CBCA and, to the Knowledge of the Company, any similar anti-takeover statute, rule or regulation.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Except as disclosed in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the "PARENT DISCLOSURE LETTER"), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

          Section 4.1 QUALIFICATION; ORGANIZATION.

          (a) Each of Parent and Merger Sub is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of Parent and Merger Sub has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Parent Material Adverse Effect.

          (b) Each of Parent and Merger Sub is qualified to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby (a "PARENT MATERIAL ADVERSE EFFECT"). The organizational or governing documents of the Parent and Merger Sub, as previously provided to the Company, are in full force and effect. Neither Parent nor Merger Sub is in violation of its organizational or governing documents.

          Section 4.2 CORPORATE AUTHORITY RELATIVE TO THIS AGREEMENT; NO VIOLATION.

          (a) Each of Parent and Merger Sub has all corporate or limited liability company requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Managers of Parent and the Board of Directors of Merger Sub and no other corporate or limited liability company proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing.

          (b) Other than in connection with or in compliance with (i) the provisions of the CBCA, (ii) the Exchange Act, (iii) the HSR Act, (iv) the ECMR and any other antitrust, competition or similar laws of any foreign jurisdiction and (v) the approvals set forth on Section 4.2(b) of the Parent Disclosure Letter (collectively, the "PARENT APPROVALS"), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses
(i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

          Section 4.3 PROXY STATEMENT; OTHER INFORMATION. None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Company Meeting, and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by Parent or Merger Sub and contained in the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement, will, at the time of its filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          Section 4.4 FINANCING. True, accurate and complete copies of the following documents have been delivered to the Company prior to the date hereof:
(i) executed equity commitment letters to provide equity financing to Parent and/or Merger Sub, (ii) the Rollover Commitments, (iii) executed debt commitment letters and related term sheets (the "DEBT COMMITMENT LETTERS" and together with the equity commitment letters described in clause (i), the "FINANCING COMMITMENTS") pursuant to which, and subject to the terms and conditions thereof, certain lenders have committed to provide Parent or the Surviving Corporation with loans in the amounts described therein, the proceeds of which may be used to consummate the Merger and the other transactions contemplated hereby (the "DEBT FINANCING" and, together with the equity financing referred to in clause (i) and the Rollover Commitments, the "FINANCING"). As of the date hereof, each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent or Merger Sub and, to the Parent's Knowledge, of the other parties thereto. As of the date hereof, the Financing Commitments are in full force and effect and have not been withdrawn or terminated (and no party thereto has indicated an intent to so withdraw or terminate) or otherwise amended or modified in any respect and neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a material breach or failure to satisfy a condition precedent set forth therein or a default thereunder. As of the date hereof, and assuming the satisfaction of the conditions set forth in Section 6.3(a) and (b), neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition contemplated to be satisfied by it contained in the Financing Commitments. Giving effect to the Rollover Commitments together with cash on hand at the Company, the proceeds from the Financing constitute all of the financing required for the consummation of the Merger and the other transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent's and Merger Sub's obligations under this Agreement, including the payment of the Merger Consideration and the consideration in respect of the Company Stock Options and the Company Restricted Shares under Section 2.3. Parent or Merger Sub has fully paid any and all commitment fees or other fees on the dates and to the extent required by the Financing Commitments. The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein. Notwithstanding anything in this Agreement to the contrary, the Debt Commitment Letters may be superseded at the option of Parent or Merger Sub after the date of this Agreement but prior to the Effective Time by the New Financing Commitments in accordance with Section 5.10. In such event, the term "Financing Commitment" as used herein shall be deemed to include the New Financing Commitments to the extent then in effect.

          Section 4.5 OWNERSHIP AND OPERATIONS OF MERGER SUB. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1000 shares of common stock, without par value, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby and the financing of such transactions.

          Section 4.6 FINDERS OR BROKERS. Except for Credit Suisse Securities
(USA) LLC, neither Parent nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

          Section 4.7 OWNERSHIP OF SHARES. Neither Parent nor Merger Sub owns any Shares, beneficially, of record or otherwise, as of the date hereof or at any time prior to the time that is immediately prior to the Effective Time; PROVIDED that immediately prior to the Effective Time, Parent or Merger Sub will only own those Shares subject to the Rollover Commitments as of the date hereof.

          Section 4.8 CERTAIN ARRANGEMENTS. Other than the Voting Agreement and the Rollover Commitments entered into on the date of this Agreement, there are no Contracts between Parent, Merger Sub or the Guarantors, on the one hand, and any member of the Company's management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement. Parent has provided the Special Committee with true, correct and complete copies of the Voting Agreement and the Rollover Commitments entered into on the date of this Agreement. Prior to the Board of Directors of the Company approving this Agreement, the Voting Agreement, the Rollover Commitments entered into on the date of this Agreement, the Merger and the other transactions contemplated thereby for purposes of Section 33-840 ET. SEQ. of the CBCA, neither Parent nor Merger Sub, alone or together with any other person, was at any time, or became, an "Interested shareholder" thereunder or has taken any action that would cause
Section 33-840 ET SEQ. of the CBCA to be applicable to this Agreement, the Merger, or any transactions contemplated by this Agreement.

          Section 4.9 INVESTIGATIONS; LITIGATION. There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would have, individually or in the aggregate, a Parent Material Adverse Effect.

          Section 4.10 LIMITED GUARANTEES. Concurrently with the execution of this Agreement, each of the Guarantors has delivered to the Company the Limited Guarantees, dated as of the date hereof, in favor of the Company, in the form set forth in Section 4.10 of the Parent Disclosure Letter, with respect to the performance by Parent and Merger Sub, respectively, of their obligations under this Agreement.

          Section 4.11 SOLVENCY. As of the Effective Time, assuming satisfaction of the conditions to Parent's obligation to consummate the Merger as set forth herein, or the waiver of such conditions, and after giving effect to all of the transactions contemplated by this Agreement, including, without limitation, the Financing, any alternative financing and the payment of the aggregate Merger Consideration and the consideration in respect of the Company Stock Options and the Company Restricted Shares under Section 2.3 and any other repayment or refinancing of debt that may be contemplated in the Financing Commitments, and payment of all related fees and expenses, the Surviving Corporation will be Solvent. For purposes of this Section 4.11, the term "Solvent" with respect to any Person means that, as of any date of determination, (a) the amount of the "fair saleable value" of the assets of such Person exceeds, as of such date, (i) the value of all "liabilities of such Person, including contingent and other liabilities," as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following such date; and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

          Section 4.12 NO OTHER INFORMATION. Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III. The representations and warranties set forth in Article III are made solely by the Company, and no Representative of the Company shall have any responsibility or liability related thereto.

          Section 4.13 ACCESS TO INFORMATION; DISCLAIMER. Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company,
(b) has had reasonable access to the books and records of the Company and its Subsidiaries, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed.

                                   ARTICLE V

                            COVENANTS AND AGREEMENTS

          Section 5.1 CONDUCT OF BUSINESS.

          (a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to
Section 7.1 (the "TERMINATION DATE"), and except (i) as may be otherwise required by applicable Law, (ii) with the prior written consent of Parent, (iii) as expressly contemplated or permitted by this Agreement or (iv) as disclosed in
Section 5.1 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, (1) conduct its business in all material respects in the ordinary course consistent with past practices, (2) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and to retain the services of its key officers and key employees and (3) take no action which is intended to or which would reasonably be expected to materially adversely affect or materially delay the ability of any of the parties hereto from obtaining any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or otherwise materially delay or prohibit consummation of the Merger or other transactions contemplated hereby.

          (b) Without limiting the generality of the provisions set forth in
Section 5.1(a) above, the Company agrees with Parent that between the date hereof and the Effective Time, except as set forth in Section 5.1(b) of the Company Disclosure Letter or as otherwise expressly contemplated or expressly permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

                    (i) adjust, split, combine or reclassify any capital stock or otherwise amend the terms of its capital stock;

                    (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except in connection with cashless exercises or similar transactions pursuant to the exercise of stock options or other awards issued and outstanding as of the date hereof under the Company Stock Plans or permitted hereunder to be granted after the date hereof; PROVIDED that the Company may continue to pay its quarterly cash dividends in the ordinary course of its business consistent with past practices (but in no event in an amount in excess of $0.06 per quarter) and that this Section 5.1(b)(ii) shall not apply dividends or distributions paid in cash by Subsidiaries to the Company or to other Subsidiaries in the ordinary course of business consistent with past practice;

                    (iii) grant any person any right to acquire any shares of its capital stock;

                    (iv) issue any additional shares of capital stock or any other voting securities or any securities convertible into rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units except pursuant to the exercise of stock options or other awards issued under the Company Stock Plans issued and outstanding as of the date hereof and in accordance with the terms of such instruments;

                    (v) purchase, sell, transfer, mortgage, encumber or otherwise dispose of any properties or assets having a value in excess of $10 million in the aggregate (other than sales of inventory, or commodity, purchase, sale or hedging agreements, in each case in the ordinary course of business), except as disclosed in Section 5.1(b)(v) of the Company Disclosure Letter;

                    (vi) authorize or make any capital expenditures (A) not contemplated by the capital expenditure budget previously made available to Parent in writing and (B) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause
          (B) not to exceed $2 million;

                    (vii) incur, assume, guarantee, or become obligated with respect to (x) any debt, excluding intercompany debt, other than pursuant to the Company's revolving credit facility or under short-term debt or overdraft facilities, in each case as in effect as of the date hereof, or (y) any debt which contains covenants that restrict the Merger or that are inconsistent with the Financing Commitments in effect as of the date hereof as previously disclosed to the Company;

                    (viii) make any loans, advances or capital contributions to or investments in, any other Person in excess of $3 million in the aggregate for all such loans, advances, contributions and investments, other than loans, advances or capital contributions to or among wholly owned Subsidiaries or as required by customer Contracts entered in the ordinary course of business consistent with past practice;

                    (ix) make any investment in excess of $3 million in the aggregate, whether by purchase of stock or securities, contributions to capital, property transfers, or entering into binding agreements with respect to any such investment or acquisition;

                    (x) make any acquisition of another Person or business in excess of $3 million in the aggregate, whether by purchase of stock or securities, contributions to capital, property transfers, or entering into binding agreements with respect to any such investment or acquisition; (xi) except in the ordinary course of business consistent with past practice, enter into, renew, extend, materially amend or terminate any Company Material Contract or Contract which if entered into prior to the date hereof would be a Company Material Contract, in each case, other than any Contract relating to indebtedness that would not be prohibited under clause (vii) of this Section 5.1(b);

                    (xii) except to the extent required by Law (including
          Section 409A of the Code) or by Contracts in existence as of the date hereof or by Company Benefit Plans or by Foreign Plan or as disclosed in Section 5.1(b)(xi) of the Company Disclosure Letter, (A) increase in any manner the compensation or benefits of any of its employees, directors, consultants, independent contractors or service providers except in the ordinary course of business consistent with past practice (the ordinary course including, for this purpose, the employee salary, bonus and equity compensation review process and related adjustments substantially as conducted each year), (B) pay any pension, severance or retirement benefits not required by any existing plan or agreement to any such employees, directors, consultants, independent contractors or service providers, (C) enter into, amend, alter (other than amendments that do not materially increase the cost to the Company or any of its Subsidiaries of maintaining the applicable compensation or benefit program, policy, arrangement or agreement), adopt, implement or otherwise commit itself to any compensation or benefit plan, program, policy, arrangement or agreement including any pension, retirement, profit-sharing, bonus, collective bargaining or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment or consulting agreement with or for the benefit of any employee, director, consultant, independent contractor or service provider, or (D) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation or otherwise accelerate any rights or benefits, or make any determinations that would result in a material increase in liabilities under any Company Benefit Plan;

                    (xiii) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $5 million with respect to any individual case or series of related cases or $5 million in the aggregate or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in any case without the imposition of any material restrictions on the business and operations of the Company or any of its Subsidiaries;

                    (xiv) amend or waive or propose to amend or waive any provision of its certificate of incorporation or its by-laws or other equivalent organizational documents or, in the case of the Company, enter into any agreement with any of its stockholders in their capacity as such;

                    (xv) take any action that is intended or would reasonably be expected to, individually or in the aggregate with other such actions, result in any of the conditions to the Merger set forth in Article VI not being satisfied;

                    (xvi) enter into any "non-compete" or similar agreement that would by its terms materially restrict the businesses of the Surviving Corporation or its Subsidiaries following the Effective Time or that the Company has reason to believe would materially restrict the businesses of Parent or its Affiliates other than the Surviving Corporation and its Subsidiaries;

                    (xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

                    (xviii) implement or adopt any change in its Tax or financial accounting principles, practices or methods, other than as required by GAAP, applicable Law or regulatory guidelines;

                    (xix) enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, make, revoke or change any material Tax election, agree to any adjustment of any material Tax attribute, file or surrender any claim for a material refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax Return or obtain any material Tax ruling, in each case other than in the ordinary course consistent with past practice; or

                    (xx) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.1(b).

          (c) From and after the date hereof and prior to the Effective Time or the Termination Date, if any, and except (i) as may be otherwise required by applicable Law or (ii) as expressly contemplated or permitted by this Agreement, Parent and Merger Sub shall take no action which is intended to or which would reasonably be expected to materially adversely affect or materially delay the ability of any of the parties hereto from obtaining any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or otherwise materially delay or prohibit consummation of the Merger or other transactions contemplated hereby.

          Section 5.2 INVESTIGATION.

          (a) From the date hereof until the Effective Time and subject to the requirements and prohibitions of applicable Laws, the Company shall, or shall cause its Subsidiaries to, (i) provide to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the officers, management, employees, offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives (other than directors who are not employees) of the Company and its Subsidiaries to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries, except that nothing herein shall require the Company or any of its Subsidiaries to disclose any information that would reasonably be expected, after consultation with and upon the advice of counsel to cause a violation of any agreement to which the Company or any of its Subsidiaries is a party or would cause a risk of a loss of privilege to the Company or any of its Subsidiaries. Any investigation pursuant to this Section 5.2(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent or Merger Sub in any investigation pursuant to this Section 5.2(a) shall affect or be deemed to modify any representation or warranty made by the Company in Article III.

          (b) Parent hereby agrees that all information provided to it or its counsel, financial advisors, auditors and other authorized representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be "Evaluation Materials" as such term is used in and for all purposes of, and shall be treated in accordance with, the Confidentiality Agreement, dated as of August 24, 2006, between the Company and Court Square Capital Partners, L.P. (the "CONFIDENTIALITY AGREEMENT") as if it had been provided prior to the date of this Agreement.

          Section 5.3 NO SOLICITATION.

          (a) Subject to Section 5.3(b)-(f), the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall direct its and their respective officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries ("REPRESENTATIVES") not to, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by providing information) or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal, (ii) engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions with any person relating to, an actual or proposed Alternative Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Alternative Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal, (v) amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement of the Company with respect to an Alternative Proposal (except that references in the definition thereof to "20%" shall be deemed to be references to "50%" for purposes of this clause (v)), or (vi) resolve to propose or agree to do any of the foregoing. Without limiting the foregoing, it is understood that any action of any Subsidiary of the Company or Representative of the Company that would be a violation if taken by the Company shall be deemed to be a breach of this Section 5.3 by the Company.

          (b) The Company shall, shall cause each of its Subsidiaries to, and shall direct each of its Representatives to, immediately cease any solicitations, discussions or negotiations with any Person (other than the parties hereto) that has made or indicated an intention to make an Alternative Proposal, in each case that exist as of the date hereof. The Company shall promptly inform its Representatives of the Company's obligations under this
Section 5.3.

          (c) Notwithstanding anything to the contrary in Section 5.3(a) or (b), at any time prior to satisfying the condition set forth in Section 6.1(a), the Company may, in response to an unsolicited Alternative Proposal which did not result from or arise in connection with a breach of Section 5.3(a) and which the Board of Directors of the Company (acting through its Special Committee) determines, in good faith, after consultation with its outside counsel and financial advisors, (1) may reasonably be expected to lead to a Superior Proposal, and (2) the failure to take action on such unsolicited Alternative Proposal would be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws, (i) furnish non-public information with respect to the Company and its Subsidiaries to the person who has made a written Alternative Proposal and its Representatives pursuant to a customary confidentiality agreement no less restrictive of the other party than the Confidentiality Agreement, and which shall include an acknowledgment by such other party that the Company is obligated to comply with the provisions of
Section 5.3(e) hereof, and (ii) participate in discussions or negotiations with such person and its Representatives regarding such Alternative Proposal; PROVIDED, HOWEVER, (i) that Parent shall be entitled to receive an executed copy of such confidentiality agreement prior to or substantially simultaneously with the Company furnishing information to the person making such Alternative Proposal or its Representatives and (ii) that the Company shall simultaneously provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the person making such Alternative Proposal or its Representatives which was not previously provided or made available to Parent.

          (d) Subject to the permitted actions contemplated by Section 7.1(c)(ii), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the Recommendation, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Alternative Proposal or (iii) approve or recommend, or publicly propose to approve, endorse or recommend, any Alternative Proposal. Notwithstanding the foregoing, but subject to Section 5.4(b), if, prior to receipt of the Company Stockholder Approval, the Board of Directors of the Company or the Special Committee determines in good faith, after consultation with outside counsel, that failure to so withdraw or modify its Recommendation would be inconsistent with the Board of Directors of the Company's or the Special Committee's exercise of its fiduciary duties, the Board of Directors of the Company or any committee thereof may withdraw or modify its Recommendation.

          (e) The Company promptly (and in any event within 48 hours) shall advise Parent orally and in writing of (i) any Alternative Proposal after the date hereof or indication or inquiry after the date hereof with respect to or that would reasonably be expected to lead to any Alternative Proposal, (ii) any request after the date hereof for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Alternative Proposal, or (iii) any inquiry or request after the date hereof for discussion or negotiation regarding an Alternative Proposal, including in each case the identity of the person making any such Alternative Proposal or indication or inquiry and the material terms of any such Alternative Proposal or indication or inquiry (including copies of any document or correspondence evidencing such Alternative Proposal or inquiry). The Company shall keep Parent reasonably informed on a current basis (and in any event within 48 hours of the occurrence of any changes, developments, discussions or negotiations) of the status (including the material terms and conditions thereof and any material change thereto) of any such Alternative Proposal or indication or inquiry including furnishing copies of any written revised proposals. Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Alternative Proposal. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent as required by this Section 5.3(e).

          (f) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors (or the Special Committee) from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any required disclosure to the Company's stockholders if, in the good faith judgment of such Board of Directors (or the Special Committee), after consultation and the receipt of advice from its outside counsel, failure to disclosure such information would reasonably be expected to violate its obligations under applicable Law; PROVIDED, HOWEVER, that any such disclosure, other than a "stop, look and listen" letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, shall be deemed to be a modification, amendment or withdrawal of the Recommendation for the purposes of Section 5.3(d) unless the Board of Directors of the Company (acting through the Special Committee if such committee still exists) in connection with such communication publicly reaffirms the Recommendation.

          (g) As used in this Agreement, "ALTERNATIVE PROPOSAL" shall mean any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or (ii) the acquisition in any manner, directly or indirectly, of over 20% of the equity securities, net revenue, net income or consolidated assets of the Company and its Subsidiaries, in each case other than the Merger.

          (h) As used in this Agreement, "SUPERIOR PROPOSAL" shall mean any written Alternative Proposal (i) on terms which the Board of Directors of the Company (or the Special Committee) determines in good faith, after consultation with the Company's outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger (other than those holders of Company Common

Stock who are party to a Rollover Commitment), taking into account all the terms and conditions of such Alternative Proposal, and this Agreement (including any proposal or offer by Parent to amend the terms of this Agreement and the Merger during the 5 Business Day period referred to herein) and (ii) that the Board of Directors (or Special Committee) believes is reasonably capable of being completed, taking into account all financial, regulatory, legal, timing and other aspects of such proposal; PROVIDED that the Board of Directors of the Company (or the Special Committee) shall not so determine that any such proposal is a Superior Proposal prior to the time that is 5 Business Days after the time at which the Company has complied in all respects with Section 5.3(e) with respect to such proposal, and PROVIDED that for purposes of the definition of "Superior Proposal", the references to "20%" in the definition of Alternative Proposal shall be deemed to be references to "50%."

          Section 5.4 FILINGS; OTHER ACTIONS.

          (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement, and the Company and Parent shall prepare and file with the SEC the Schedule 13E-3. Parent and the Company shall cooperate with each other in connection with the preparation of the foregoing documents. The Company will use its reasonable best efforts to have the Proxy Statement, and Parent and the Company will use their reasonable best efforts to have the Schedule 13E-3, cleared by the staff of the SEC as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Proxy Statement is cleared by the staff of the SEC. The Company shall as promptly as practicable notify Parent of the receipt of any oral or written comments from the staff of the SEC relating to the Proxy Statement. The Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto), and Parent and the Company shall cooperate and provide each other with a reasonable opportunity to review and comment on the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the staff of the SEC, prior to filing such with or sending such to the SEC, and Parent and the Company will provide each other with copies of all such filings made and correspondence with the SEC or its staff with respect thereto. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

          (b) Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the CBCA (including, not less than 20 days prior to the Company Meeting, notifying each stockholder of record entitled to vote at such meeting that appraisal rights are available under Section 33-855 ET SEQ. of the CBCA) and its certificate of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (such meeting or any adjournment or postponement thereof, the "COMPANY MEETING"), and (ii) subject to the Board of Directors of the Company's or the Special Committee's withdrawal or modification of its Recommendation in accordance with Section 5.3(d), use reasonable best efforts to solicit or cause to be solicited from its stockholders proxies in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby. The Proxy Statement will include the Recommendation unless the Board of Directors (acting through the Special Committee, if then in existence) has withdrawn, modified or amended the Recommendation to the extent permitted under Section 5.3(d). Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1 and subject to compliance with Section 7.2, the Company, regardless of whether the Board of Directors (whether or not acting through the Special Committee, if then in existence) has approved, endorsed or recommended an Alternative Proposal or has withdrawn, modified or amended the Recommendation, but in compliance with Section 33-817(2) of the CBCA, will submit this Agreement for adoption by the stockholders of the Company at the Company Meeting.

          Section 5.5 EMPLOYEE MATTERS.

          (a) Employee Matters.

               (i) From and after the Effective Time, Parent shall honor all Company Benefit Plans and Foreign Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, PROVIDED that nothing herein shall limit the right of the Company or Parent from amending or terminating such plans, arrangements and agreements in accordance with their terms. For a period of two (2) years following the Effective Time, Parent shall provide, or shall cause to be provided, to each Person who is a current employee of the Company and its Subsidiaries at the Effective Time (other than such employees covered by collective bargaining agreements, which shall be adhered to in accordance with their terms) who continue employment with the Surviving Corporation ("COMPANY EMPLOYEES") compensation and benefits that are no less favorable, in the aggregate, than the compensation and benefits (excluding equity-based programs) provided to Company Employees immediately before the Effective Time (it being understood that discretionary incentive programs will remain discretionary). Notwithstanding any other provision of this Agreement to the contrary, (A) Parent shall or shall cause the Surviving Corporation to provide Company Employees whose employment terminates during the two-year period following the Effective Time with severance benefits at the levels and pursuant to the terms of the Company's severance plans and policies as in effect immediately prior to the Effective Time and (B) during such two-year period following the Effective Time, severance benefits offered to Company Employees shall be determined without taking into account any reduction after the Effective Time in compensation paid to Company Employees.

               (ii) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time as required pursuant to this Section 5.5(a) (the "NEW PLANS"), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, PROVIDED that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, to the extent permitted by such plans, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the "OLD PLANS"), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Current Employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such Current Employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such Current Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Current Employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Current Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

               (iii) Nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue the employment of any specific person.

               (iv) For a period of two (2) years following the Effective Time, Parent agrees to continue or cause the Surviving Corporation to continue the Company's retiree welfare programs, including medical prescription drugs and retiree life insurance program (the "COMPANY RETIREE WELFARE PROGRAMS") on terms and conditions no less favorable in duration, scope, value, participant cost, vesting and otherwise than those in effect as of the Effective Time with respect to all Company Employees who (A) as of the time immediately prior to the Effective Time are receiving benefits under the Company Retiree Welfare Programs or (B) as of the time immediately prior to the Effective Time would be eligible to receive benefits under the Company Retiree Welfare Programs as of immediately prior to the Effective Time.

          Section 5.6 EFFORTS.

          (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance, or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated hereby and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby; PROVIDED, HOWEVER, that in no event shall Parent, Merger Sub, the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation of the Merger under any Contract.

          (b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than fifteen (15) Business Days after the date hereof, file any and all Notification and Report Forms required under the HSR Act with respect to the Merger and the other transactions contemplated hereby, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) if required, promptly make an appropriate filing under the ECMR, and use reasonable best efforts to obtain a decision from the European Commission allowing the consummation of the Merger and the other transactions contemplated hereby, (iii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely obtaining all such consents, permits, authorizations or approvals, (iv) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Regulatory Law or by such Governmental Entity, and (v) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law with respect to the Merger and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including, without limitation (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its Subsidiaries or Affiliates or of the Company or its Subsidiaries and (y) otherwise taking or committing to take any actions that after the Closing Date limits the freedom of Parent or its Subsidiaries' (including the Surviving Corporation's) or Affiliates' freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries' (including the Surviving Corporation's) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing, materially delaying the Closing or delaying the Closing beyond the End

Date; PROVIDED that neither the Company nor any of its Subsidiaries shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Authority to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates, unless such requirement, condition, understanding, agreement or order is binding on the Company only in the event that the Closing occurs.

          (c) Subject to applicable legal limitations and the instructions of any Governmental Entity, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the Merger and the other transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

          (d) Subject to the rights of Parent in Section 5.11, and in furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b)(i) or (ii) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

          (e) For purposes of this Agreement, "REGULATORY LAW" means any and all state, federal and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws requiring notice to, filings with, or the consent, clearance or approval of, any Governmental Entity, or that otherwise may cause any restriction, in connection with the Merger and the transactions contemplated thereby, including (i) the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, the ECMR and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) any Law governing the direct or indirect ownership or control of any of the operations or assets of the Company and its Subsidiaries or (iii) any Law with the purpose of protecting the national security or the national economy of any nation.

          Section 5.7 TAKEOVER STATUTE. If any "fair price," "moratorium," "business combination," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the Merger or the other transactions contemplated by this Agreement after the date of this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

          Section 5.8 PUBLIC ANNOUNCEMENTS. The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.

          Section 5.9 INDEMNIFICATION AND INSURANCE.

          (a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors or officers, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect, for the benefit of the current and former directors and officers , any and all exculpation, indemnification and advancement of expenses provisions of the Company's and any of its Subsidiaries' articles of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors or officers in effect as of the date hereof, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries; PROVIDED, HOWEVER, that all rights to indemnification in respect of any Action (as hereinafter defined) pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

          (b) From and after the Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of its Subsidiaries (each, an "INDEMNIFIED PARTY") against any costs or expenses (including advancing reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an "ACTION"), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company).

          (c) Prior to the Effective Time, the Company shall purchase, and, following the Effective Time, the Surviving Corporation shall maintain, a fully pre-paid six-year "tail" policy to the current policy of directors' and officers' liability insurance maintained as of the date hereof by the Company (the "CURRENT POLICY"), which tail policy shall cover a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and which tail policy shall contain the same coverage (including, without limitation, the scope and amount thereof) as, and contain terms and conditions that are equivalent to, the coverage set forth in the Current Policy.

          (d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the CBCA or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

          (e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers and directors, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to, or in substitution for, any such claims under any such policies.

          Section 5.10 FINANCING. Parent shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments or terms more favorable to Parent, including using its reasonable best efforts (i) to maintain in effect the Financing Commitments and to negotiate definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, (ii) to satisfy all conditions applicable to Parent in such definitive agreements and consummate the Financing at or prior to the Closing, (iii) to comply with its obligations under the Financing Commitments and (iv) to enforce its rights under the Financing Commitments. Parent shall give the Company prompt notice upon becoming aware of any material breach by any party of the Financing Commitments or any termination of the Financing Commitments. Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing and provide to the Company copies of all documents related to the Financing (other than any ancillary documents subject to confidentiality agreements). In connection with its obligations under this Section 5.10, Parent shall be permitted, but not obligated, to amend, modify or replace the Debt Commitment Letters with new Financing Commitments, including through co-investment by or financing from one or more other additional parties (the "NEW FINANCING COMMITMENTS"), PROVIDED that Parent shall not permit any replacement of, or amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter if such replacement (including through co-investment by or financing from one or more other additional parties), amendment, modification, waiver or remedy reduces the aggregate amount of the Financing below that amount required to consummate the Merger and the other transactions contemplated hereby, adversely amends or expands the conditions to the drawdown of the Financing in any respect that would make such conditions less likely to be satisfied or that would expand the possible circumstances under which such conditions would not be satisfied, that can reasonably be expected to delay the Closing, or is adverse to the interests of the Company in any other material respect; and PROVIDED, FURTHER, that nothing in this Section 5.10 shall be deemed to excuse, waive compliance with or modify any of the obligations set forth in the Confidentiality Agreement. In the event that Parent becomes aware of any event or circumstance that makes procurement of any portion of the Financing unlikely to occur in the manner or from the sources contemplated in the Financing Commitments, Parent shall notify the Company and shall use its reasonable best efforts to arrange as promptly as practicable, but in no event later than the last day of the Marketing Period, any such portion from alternative sources (including through co-investment by one or more other additional parties) on terms and conditions no less favorable to Parent or Merger Sub and no more adverse to the ability of Parent to consummate the transactions contemplated by this Agreement. The Company shall provide, and shall use reasonable best efforts to cause its Representatives, including legal and accounting, to provide, all cooperation reasonably requested by Parent in connection with the Financing and the other transactions contemplated by this Agreement (PROVIDED that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) providing reasonably required information relating to the Company and its Subsidiaries to the parties providing the Financing, which shall include all financial statements and financial data for the Company and its Subsidiaries (A) of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements under Rule 144A of the Securities Act to consummate any offering of senior or senior subordinated notes of the Company (or any direct or indirect parent thereof), including replacements thereof prior to any such information going "stale" or otherwise being unusable under applicable Law for such purpose and (B) all financial statements and information reasonably necessary for the satisfaction of the conditions set forth in the Debt Commitment Letter (the "REQUIRED FINANCIAL INFORMATION"), (ii) participating in a reasonable number of meetings, drafting sessions and due diligence sessions in connection with the Financing, (iii) assisting in the preparation of (A) one or more offering documents or confidential information memoranda for any of the Debt Financing (including the execution and delivery of one or more customary representation letters in connection therewith) and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts for any of the Debt Financing, including providing assistance in the preparation for, and participating in, reasonable meetings, due diligence sessions and similar presentations to and with, among others, prospective lenders, investors and rating agencies, (v) executing and delivering (or using reasonable best efforts to obtain from advisors), and causing its Subsidiaries to execute and deliver (or use reasonable best efforts to obtain from advisors), customary certificates (including a certificate of the chief financial officer of the Company with respect to solvency matters), accounting comfort letters, legal opinions, surveys, title insurance or other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Financing as may be reasonably requested by Parent in connection with the Financing and otherwise reasonably facilitating the pledge of collateral and providing of guarantees contemplated by the Debt Commitment Letter, and (vi) delivering timely notice to its noteholders of the Company's intent to redeem its outstanding 9-1/8% Senior Subordinated Notes due 2011 in connection with the Financing; PROVIDED, HOWEVER, that no obligation of the Company or any of its Subsidiaries under any such certificate, document or instrument (other than the representation letter referred to above) shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee that is not simultaneously reimbursed or incur any other liability in connection with the Financing prior to the Effective Time. Following the termination of this agreement in accordance with its terms (other than pursuant to Section 7.1(b)(i) at a time when the Company is not eligible to terminate this Agreement pursuant to such section or pursuant to Section 7.1(d)) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.10, and Parent shall further indemnify and hold harmless the Company, its Subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith (other than information provided in writing by the Company or its Subsidiaries), except to the extent that such losses, damages, claims, costs or expenses, directly or indirectly, resulted from the willful misconduct of the Company.

          Section 5.11 STOCKHOLDER LITIGATION. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any stockholder litigation against the Company or its directors or officers relating to the Merger or any other transactions contemplated hereby; PROVIDED, HOWEVER, that no such settlement shall be agreed to without Parent's consent, which consent shall not be unreasonably withheld or delayed.

          Section 5.12 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party's Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result, or be reasonably likely to cause or result, in any of the Conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.12 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or
(y) limit the remedies available to the party receiving such notice; and, PROVIDED, FURTHER, that the failure to give prompt notice hereunder pursuant to clause (iii) shall not constitute a failure of a Condition to the Merger set forth in Article VI except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure. The Company shall notify Parent, on a reasonably current basis, of any events or changes with respect to any criminal or material regulatory investigation or action involving the Company or any of its Affiliates (but, excluding traffic violations or similar misdemeanors), and shall reasonably cooperate with Parent or its Affiliates in efforts to mitigate any adverse consequences to Parent or its Affiliates which may arise (including by coordinating and providing assistance in meeting with regulators).

          Section 5.13 RULE 16B-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

          Section 5.14 CONTROL OF OPERATIONS. Without in any way limiting any party's rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

          Section 5.15 CERTAIN TRANSFER TAXES. Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation or Parent and expressly shall not be a liability of stockholders of the Company.

          Section 5.16 OBLIGATIONS OF MERGER SUB. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement, the Financing Commitments and any New Financing Commitments.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

          Section 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

          (a) The Company Stockholder Approval shall have been obtained.

          (b) No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger and/or the other transactions contemplated by this Agreement shall be in effect.

          (c) (i) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated; (ii) any clearances or approvals required to be obtained under the ECMR shall have been obtained; and (iii) any other Company Approvals required to be obtained under other antitrust, competition, or similar laws of any foreign jurisdiction for the consummation, as of the Effective Time, of the Merger and the other transactions contemplated by this Agreement, other than any Company Approvals the failure to obtain which would not have, individually or in the aggregate, a Company Material Adverse Effect, shall have been obtained.

          Section 6.2 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger is further subject to the fulfillment or waiver of the following conditions:

          (a) Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (provided that any representation or warranty of Parent or Merger Sub contained herein that is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of this paragraph) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date), except in each case where the failure of such representations and warranties to be true and correct do not and would not have a Parent Material Adverse Effect;

          (b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

          (c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in
Section 6.2(a) and 6.2(b) have been satisfied.

          Section 6.3 CONDITIONS TO OBLIGATION OF PARENT AND MERGER SUB TO EFFECT THE MERGER. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment or waiver of the following conditions:

          (a) Each of the representations and warranties of the Company (i) set forth in Sections 3.1(a), 3.2(a), 3.2(b) (in the case of Section 3.2(b) of the Company Disclosure Letter, solely the information regarding the number of shares and exercise prices of the Company Stock Options), 3.2(c), 3.4(a), 3.4(c)(ii),
3.19 and 3.22 of the Agreement (the "SPECIFIED SECTIONS") shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date),
(ii) set forth in Section 3.12(c) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (iii) set forth in this Agreement (other than the Specified Sections and Section 3.12(c)) shall be true and correct (provided that any representation or warranty of the Company contained herein that is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of this paragraph) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date), except in each case of this clause (iii) only where the failure of such representations and warranties to be true and correct do not and would not have a Company Material Adverse Effect;

          (b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

          (c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in
Section 6.3(a) and Section 6.3(b) have been satisfied.

                                  ARTICLE VII

                                  TERMINATION

          Section 7.1 TERMINATION OR ABANDONMENT. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

          (a) by the mutual written consent of the Company and Parent;

          (b) by either the Company or Parent, if:

              (i) the Effective Time shall not have occurred on or before May 31, 2007 (the "END DATE"), and the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the End Date; PROVIDED, FURTHER, that the Company may not terminate under this clause during the Marketing Period;

              (ii) an injunction, other legal restraint or order shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction, other legal restraint or order shall have become final and non-appealable, PROVIDED that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to remove such injunction, other legal restraint or order in accordance with Section 5.6; or (iii) the Company Meeting (including any adjournments thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

          (c) by the Company, if:

              (i) Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) cannot be cured by the End Date, PROVIDED that the Company is not in material breach of its representations, warranties, covenants or other agreements contained in this Agreement and shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company's intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; or

              (ii) prior to the receipt of the Company Stockholder Approval, (A) the Board of Directors of the Company (or the Special Committee) has received a Superior Proposal, (B) in light of such Superior Proposal a majority of the disinterested directors of the Company (or the Special Committee) shall have determined in good faith, after consultation with outside counsel, that the failure to withdraw or modify its Recommendation would be inconsistent with the Board of Directors of the Company's (or the Special Committee's) exercise of its fiduciary duty under applicable Law,
     (C) the Company has notified Parent in writing of the determinations described in clause (B) above, (D) at least 5 Business Days following receipt by Parent of the notice referred to in clause (C) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (C) above (provided that the Company has negotiated in good faith with Parent with respect to any such revised proposal), such Superior Proposal remains a Superior Proposal and a majority of the disinterested directors of the Company (or the Special Committee) has again made the determinations referred to in clause (B) above, (E) the Company is in compliance, in all material respects, with
     Section 5.3, (F) the Company has previously paid, or contemporaneously with such termination pays, the fee due under Section 7.2 and (G) the Board of Directors of the Company has approved, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal.

          (d) by Parent, if:

              (i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) cannot be cured by the End Date, PROVIDED that Parent is not in material breach of its representations, warranties, covenants or other agreements contained in this Agreement and shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent's intention to terminate this Agreement pursuant to this
     Section 7.1(d)(i) and the basis for such termination;

              (ii) the Board of Directors of the Company or the Special Committee withdraws, modifies or qualifies in a manner adverse to Parent or Merger Sub, or publicly proposes to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its Recommendation, fails to recommend to the Company's stockholders that they give the Company Stockholder Approval or approves, endorses or recommends, or publicly proposes to approve, endorse or recommend, any Alternative Proposal; or

              (iii) the Company gives Parent the notification contemplated by
     Section 7.1(c)(ii)(C).

          (e) In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement, the Limited Guarantees and the provisions of this Section 7.1(e),
Section 7.2 and Article VIII), and there shall be no other liability on the part of the Company or Parent and Merger Sub to the other except liability arising out of any willful breach of any of the representations, warranties or covenants in this Agreement by the Company (subject to the express limitations set forth in this Agreement), or as provided for in the Confidentiality Agreement or the Limited Guarantees, in which case the aggrieved party shall be entitled to all rights and remedies available at Law or in equity.

          Section 7.2 TERMINATION FEES.

          (a) In the event that:

              (i) (A) a bona fide Alternative Proposal, whether or not conditional, shall have been made known to the Company or shall have been made directly to its stockholders generally or any person shall have publicly announced a bona fide intention (not subsequently withdrawn) to make an Alternative Proposal and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by Parent pursuant to Section 7.1(b)(i), Section 7.1(b)(iii) (so long as the Alternative Proposal was publicly disclosed prior to, and had not been withdrawn at, the time of the Company Meeting) or Section 7.1(d)(i), and
     (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Alternative Proposal (whether or not such Alternative Proposal was the same Alternative Proposal referred to in the foregoing clause (A)) within twelve (12) months of the date this Agreement is terminated (PROVIDED that for purposes of this Section 7.2(a)(i), the references to "20%" in the definition of Alternative Proposal shall be deemed to be references to "50%"); or

              (ii) this Agreement is terminated by the Company pursuant to
     Section 7.1(c)(ii); or

              (iii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(i) on the basis of a willful breach or willful failure to perform by the Company, 7.1(d)(ii) or 7.1(d)(iii);

then in any such event under clause (i), (ii) or (iii) of this Section 7.2(a), the Company shall pay to Parent a termination fee of $33 million in cash, less any Parent Expenses, if any, previously paid in accordance with Section 7.2(b) (such net amount the "TERMINATION FEE"), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

          (b) In the event that this Agreement is terminated by Parent under the provisions referred to in clause (B) of Section 7.2(a)(i) and the circumstances referred to in clause (A) of Section 7.2(a)(i) shall have occurred prior to such termination but the Termination Fee (or any portion thereof) has not been paid and is not payable because the circumstances referred to in clause (C) of
Section 7.2(a)(i) shall not have occurred, then the Company shall pay, to an account or accounts designated by Parent, as promptly as possible (but in any event within two Business Days) following receipt of an invoice therefor all of Parent's and Merger Sub's actual and reasonably documented out-of-pocket fees and expenses (including legal fees and expenses) actually incurred by Parent, Merger Sub and their Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement ("PARENT EXPENSES"), which amount shall not be greater than $5 million; PROVIDED, that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 7.2(a)(i) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 7.2(b); and PROVIDED, FURTHER that the payment by the Company of Parent Expenses pursuant to this Section 7.2(b) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 7.2(a)(i).

          (c) In the event that (i) (x) the Company shall terminate this Agreement pursuant to Section 7.1(c)(i) on the basis of a willful breach or willful failure to perform by Parent or Merger Sub and (y) at the time of such termination there is no state of facts or circumstances that would reasonably be expected to cause the conditions in Section 6.1, Section 6.3(a) or Section 6.3(b) not to be satisfied on the End Date assuming the Closing were to be scheduled on the End Date, or (ii) Parent or the Company shall terminate this Agreement pursuant to Section 7.1(b)(i) and the conditions set forth in Section 6.1, Section 6.3(a) and Section 6.3(b) shall have been satisfied either (A) at the time of such termination, or (B) if earlier, on the last day of the Marketing Period if the Merger shall not have been consummated as of the end of the Marketing Period, then Parent shall pay to the Company a termination fee of $33 million in cash (the "PARENT TERMINATION FEE"), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

          (d) Any payment required to be made pursuant to clause (i) of Section 7.2(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by an Alternative Proposal (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (ii) of Section 7.2(a) shall be made to Parent concurrently with, and as a condition to the effectiveness of, the termination of this Agreement by the Company pursuant to
Section 7.1(c)(ii); any payment required to be made pursuant to clause (iii) of
Section 7.2(a) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 7.1(d)(i), (ii) or (iii), as applicable (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment), and such payment shall be made by wire transfer of immediately available funds to an account to be designated by Parent. Any payment required to be made pursuant to Section 7.2(b) shall be made to the Company promptly following termination of this Agreement by the Company or Parent, as the case may be (and in any event not later than two Business Days after delivery to Parent of notice of demand for payment), and such payment shall be made by wire transfer of immediately available funds to an account to be designated by the Company.

          (e) In the event that the Company shall fail to pay the Termination Fee, or Parent shall fail to pay the Parent Termination Fee, required pursuant to this Section 7.2 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by JPMorgan Chase Bank, National Association, in the City of New York from time to time during such period, as such bank's prime lending rate. In addition, if either party shall fail to pay such fee when due, then such owing party shall also pay to the owed party all of the owed party's costs and expenses (including attorneys' fees) in connection with efforts to collect such fee.

          (f) Each of the parties hereto acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that neither the Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, the payment of the Parent Termination Fee by Parent or the Guarantors pursuant to this Section 7.2 and the Limited Guarantees shall be the sole and exclusive remedy available to the Company, its Affiliates and its Subsidiaries against Parent, Merger Sub, the Guarantors and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents with respect to this Agreement and the transactions contemplated hereby, including for any loss suffered as a result of the failure of the Merger to be consummated, under any theory or for any reason, and upon payment of such amount in full by Parent, none of Parent, Merger Sub, the Guarantors or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided, however, that the Company shall also be entitled to payment of the amounts contemplated by Sections 5.10 and 7.2(d) of this Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

          Section 8.1 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the occurrence of the Merger.

          Section 8.2 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except as otherwise set forth in Section 7.2 or in the Limited Guarantees.

          Section 8.3 COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

          Section 8.4 GOVERNING LAW. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware (other than with respect to matters governed by CBCA, with respect to which such Laws apply), without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

          Section 8.5 JURISDICTION; ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article VII the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any federal or state court located in the State of Delaware, this being in addition to any other remedy which they are entitled at Law or in equity; PROVIDED, HOWEVER that the Company shall not be entitled to an injunction or injunctions to prevent Parent from failing to, or to specifically enforce Parent's obligation to, effect the Closing pursuant to Article I and satisfy its obligation to make the payment pursuant to Article II (except that the Company shall be entitled to specifically enforce such payment obligation if the Closing has occurred), and the Company's sole and exclusive remedy under this Agreement for such failure shall be payment by Parent to the Company pursuant to Section 7.2(c). In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in any federal or state court located in the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          Section 8.7 NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (PROVIDED that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

          To Parent or Merger Sub:

              MDI Holdings, LLC
              c/o Court Square Capital Partners, L.P.
              399 Park Avenue, 14th Floor
              New York, New York 10043
              Telecopy:  (212) 888-2940
              Attention: Joseph Silvestri
          with a copy to:

              Dechert LLP
              Cira Centre
              2929 Arch Street
              Philadelphia, Pennsylvania 19104
              Telecopy: (215) 994-2222
              Attention:   G. Daniel O'Donnell
                           Geraldine A. Sinatra

          To the Company:

              MacDermid, Incorporated
              245 Freight Street
              Waterbury, Connecticut 06702
              Telecopy:   (203) 575-7970
              Attention:  John Cordani

          with a copy to:

              Wachtell, Lipton, Rosen & Katz
              51 West 52nd Street
              New York, New York 10019
              Telecopy:  (212) 403-2000
              Attention:  Edward D. Herlihy
                          Lawrence S. Makow

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered or three (3) Business Days after mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; PROVIDED, HOWEVER, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

          Section 8.8 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Parent or Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to (a) Parent or to any direct or indirect wholly owned subsidiary of Parent, or (b) its lenders and debt providers for collateral security purposes only, but no such assignment under clause (a) or
(b) shall relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Parent shall cause Merger Sub, and any assignee thereof, to perform its obligations under this Agreement and shall be responsible for any failure of Merger Sub or such assignee to comply with any representation, warranty, covenant or other provision of this Agreement.

          Section 8.9 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

          Section 8.10 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the exhibits and letters hereto), the Confidentiality Agreement and the Limited Guarantees constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except as set forth in Section 5.9, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

          Section 8.11 AMENDMENTS; WAIVERS. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company (approved by the Special Committee), Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective (and, in the case of the Company, as approved by the Special Committee); PROVIDED, HOWEVER, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

          Section 8.12 HEADINGS. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 8.13 INTERPRETATION. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "or" shall be deemed to mean "and/or." All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

          Section 8.14 NO RECOURSE. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto or the Guarantors and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto (other than the Guarantors) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

          Section 8.15 DETERMINATIONS BY THE COMPANY. Whenever a determination, decision or approval by the Company is called for in this Agreement, such determination, decision or approval must be authorized by the Special Committee or, if the Special Committee is not then in existence, the Company's Board of Directors.

          Section 8.16 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms will have the following meanings when used herein:

          (a) "AFFILIATES" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "CONTROL" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

          (b) "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by Law or executive order to be closed.

          (c) "COMPANY STOCK PLANS" means the Company's Amended and Restated 1992 Special Stock Purchase Plan, the Company's 1998 Stock Option Plan, the Company's 2001 All Employee Option Plan, the Company's 2001 Key Executive Performance Equity Plan, the Company's 2006 Stock Option Plan and the Company's 1995 Equity Incentive Plan.

          (d) "CONTRACTS" means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.

          (e) "KNOWLEDGE" means (i) with respect to Parent, the actual knowledge after due inquiry of the individuals listed on Section 8.16(e)(i) of the Parent Disclosure Letter and (ii) with respect to the Company, the actual knowledge after due inquiry of the individuals listed on Section 8.16(e)(ii) of the Company Disclosure Letter.

          (f) "ORDERS" means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

          (g) "PERSON" or "PERSON" shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person.

          (h) "ROLLOVER COMMITMENT" means the commitment made by a Person listed on Section 8.16(g) of the Parent Disclosure Letter in such Person's equity rollover letter, which has been executed and which is valid and binding.

          (i) "SPECIAL COMMITTEE" means the special committee of the Company's Board of Directors, the members of which are not affiliated with Parent or Merger Sub and are not members of the Company's management, formed on September 5, 2006 for the purpose of evaluating, and making a recommendation to the full Board of Directors of the Company with respect to, this Agreement and the transactions contemplated hereby, certain proposed transactions including the Merger, and shall include any successor committee to the Special Committee existing as of the date of this Agreement or any reconstitution thereof.

          (j) "SUBSIDIARIES" of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

          (k) Each of the following terms is defined on the page set forth opposite such term:

"ACTION".....................................................................40
"AFFILIATE TRANSACTION"......................................................17
"AFFILIATES".................................................................54
"AGREEMENT"...................................................................1
"ALTERNATIVE PROPOSAL".......................................................33
"BOOK-ENTRY SHARES"...........................................................5
"BUSINESS DAY"...............................................................54
"CANCELLED SHARES"............................................................4
"CBCA"........................................................................2
"CERTIFICATE OF MERGER".......................................................2
"CERTIFICATES"................................................................5

"CLOSING DATE"................................................................2
"CLOSING".....................................................................2
"CODE"........................................................................6
"COMPANY APPROVALS"..........................................................11
"COMPANY BENEFIT PLANS"......................................................15
"COMPANY CERTIFICATE".........................................................3
"COMPANY COMMON STOCK"........................................................3
"COMPANY DISCLOSURE LETTER"...................................................8
"COMPANY EMPLOYEES"..........................................................35
"COMPANY FOREIGN PLAN".......................................................15
"COMPANY MATERIAL ADVERSE EFFECT".............................................8
"COMPANY MATERIAL CONTRACTS".................................................22
"COMPANY MEETING"............................................................35
"COMPANY PERMITS"............................................................13
"COMPANY PREFERRED STOCK".....................................................9
"COMPANY RESTRICTED SHARES"...................................................7
"COMPANY RETIREE WELFARE PROGRAMS"...........................................36
"COMPANY SEC DOCUMENTS"......................................................12
"COMPANY STOCK OPTION"........................................................7
"COMPANY STOCK PLANS"........................................................54
"COMPANY STOCKHOLDER APPROVAL"...............................................21
"COMPANY".....................................................................1
"CONFIDENTIALITY AGREEMENT"..................................................31
"CONTRACTS"..................................................................54
"CONTROL"....................................................................54
"CONTROLLED GROUP LIABILITY".................................................15
"CURRENT POLICY".............................................................40
"DEBT COMMITMENT LETTERS"....................................................24
"DEBT FINANCING".............................................................24
"DISSENTING SHARES............................................................4
"DISSENTING STOCKHOLDERS".....................................................4
"ECMR".......................................................................11
"EFFECTIVE TIME"..............................................................2
"END DATE"...................................................................45
"ENVIRONMENTAL LAW"..........................................................14
"ERISA"......................................................................15
"EXCHANGE ACT"...............................................................11
"EXCHANGE FUND"...............................................................5
"EXCLUDED SHARES".............................................................4
"FINANCING COMMITMENTS"......................................................24
"FINANCING"..................................................................24
"GAAP".......................................................................12
"GOVERNMENTAL ENTITY"........................................................11
"GUARANTORS"..................................................................1
"HAZARDOUS SUBSTANCE"........................................................14
"HSR ACT"....................................................................11

"INDEMNIFIED PARTY"..........................................................39
"INTELLECTUAL PROPERTY"......................................................20
"KNOWLEDGE"..................................................................55
"LAW"........................................................................13
"LAWS".......................................................................13
"LIEN".......................................................................11
"LIMITED GUARANTEES"..........................................................1
"MARKETING PERIOD"............................................................2
"MERGER CONSIDERATION"........................................................3
"MERGER SUB"..................................................................1
"MERGER"......................................................................1
"MULTIEMPLOYER PLAN".........................................................15
"NEW FINANCING COMMITMENTS"..................................................41
"NEW PLANS"..................................................................35
"OLD PLANS"..................................................................36
"ORDERS".....................................................................55
"PARENT APPROVALS"...........................................................24
"PARENT DISCLOSURE LETTER"...................................................23
"PARENT EXPENSES"............................................................48
"PARENT MATERIAL ADVERSE EFFECT".............................................23
"PARENT TERMINATION FEE".....................................................48
"PARENT"......................................................................1
"PAYING AGENT"................................................................5
"PBGC".......................................................................16
"PERSON".....................................................................55
"PERSON".....................................................................55
"PROXY STATEMENT"............................................................18
"RECOMMENDATION".............................................................11
"REGULATORY LAW".............................................................38
"RELEASE"....................................................................14
"REMAINING SHARES"............................................................3
"REPRESENTATIVES"............................................................31
"REQUIRED FINANCIAL INFORMATION".............................................41
"ROLLOVER COMMITMENT"........................................................55
"SARBANES-OXLEY ACT".........................................................12
"SCHEDULE 13E-3".............................................................18
"SEC"........................................................................12
"SECURITIES ACT".............................................................12
"SHARE".......................................................................3
"SPECIAL COMMITTEE"..........................................................55
"SUBSIDIARIES"...............................................................55
"Subsidiary".................................................................10
"SUPERIOR PROPOSAL"..........................................................33
"SURVIVING CORPORATION".......................................................2
"TAX RETURN".................................................................19
"TAX"........................................................................19

"TAXES"......................................................................19
"TERMINATION DATE"...........................................................27
"TERMINATION FEE"............................................................48
"VOTING AGREEMENT"............................................................1

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                           MDI HOLDINGS, LLC



                                           By: /s/  Joseph M. Silvestri
                                               ------------------------
                                             Name:  Joseph M. Silvestri
                                             Title: President

                                           MATRIX ACQUISITION CORP.



                                           By: /s/  Joseph M. Silvestri
                                               ------------------------
                                             Name:  Joseph M. Silvestri
                                             Title: President

                                           MACDERMID, INCORPORATED



                                           By: /s/ T. Quinn Spitzer, Jr.
                                               ------------------------
                                            Name:  T. Quinn Spitzer, Jr.
                                            Title: Lead Director